Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated December 18, 2009, accompanying the consolidated financial statements included in the Annual Report of Clearfield, Inc. on Form 10-K for the year ended September 30, 2009.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Clearfield, Inc. on Forms S-8 (File No. 333-74214, effective November 30, 2001; File No. 333-44500, effective August 25, 2000; File No. 333-44488, effective August 25, 2000; File No. 333-44486, effective August 25, 2000; File No. 333-136828, effective August 23, 2006 and File No. 333-151504, effective June 6, 2008) and on Forms S-3 (File No. 333-33968, effective April 4, 2004; File No. 333-33966, effective April 4, 2004 and File No. 333-44104, effective August 18, 2000).

/s/Grant Thornton LLP
Minneapolis, Minnesota
December 18, 2009

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